Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Broadcom Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-93457, 333-90862, 333-114405, 333-116877, 333-117866, 333-127775, 333-132533, 333-142526, 333-148971, 333-157089, 333-164685, and 333-172017) on Form S-8, (No. 333-112997) on Form S-4, and (No. 333-157088) on Form S-3 of Broadcom Corporation of our reports dated February 1, 2012, with respect to the consolidated balance sheets of Broadcom Corporation and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2011, and the related consolidated financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, which reports appear in the December 31, 2011 annual report on Form 10-K of Broadcom Corporation.

Our report on the consolidated financial statements refers to a change in accounting for testing goodwill for impairment in 2011 and a change in accounting for multiple-deliverable revenue arrangements, including certain arrangements that include software elements, in 2010.

/s/ KPMG LLP

Irvine, California

February 1, 2012